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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

(Check One): [ ] Form 10-K  [ ] Form 11-K    [ ] Form 20-F
             [X] Form 10-Q  [ ] Form N-SAR

For Period Ended:    June 30, 1998                             +--------------+
                  -------------------------------------        | SEC File No. |
                [ ] Transition Report on Form 10-K             |              |
                [ ] Transition Report on Form 20-F             |   0-27302    |
                [ ] Transition Report on Form 11-K             +--------------+
                [ ] Transition Report on Form 10-Q
                [ ] Transition Report on Form N-SAR

For the Transition Period Ended:
                                -----------------------------------------------

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type

   NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

         Spacetec IMC Corporation
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Full Name of Registrant

Form Name if Applicable

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Address of Principal Executive Office (Street and Number)
The Boott Mills, 100 Foot of John Street, Lowell, MA 01852
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[_]  (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
[_]  (c)  The accountant's statement or other exhibit required by Rule
          12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed with the prescribed time period.
                                               (Attach Extra Sheets if Needed)


The Form 10-Q could not be filed within the prescribed period because Management requires additional time to analyze data and complete its financial records in order to prepare an accurate and complete Form 10-Q for the period ended
June 30, 1998.

The Company expects to file its Form 10-Q within the time allowed by this extension.

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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

             George Rea                   978                  275-6100
     ----------------------------    --------------    -------------------------
               (Name)                 (Area Code)         (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is
     no, identify report(s).                                [X] Yes [ ] No
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(3)  Is it anticipated that any significant changes in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                               [ ] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                           Spacetec IMC Corporation
          -----------------------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date          8/12/98                  By  /s/ George Rea
    ------------------------------        --------------------------------------
                                          Acting Chief
                                          Executive Officer